UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – November 2, 2006

UPSNAP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50560	20-0118697
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Jackson Street, Suite 203, P.O. Box 2399, Davidson, North Carolina	28036
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code - 704-895-4121

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment

This Form 8-K reports on the new 2006 Omnibus Stock and Incentive Plan (“Plan”) adopted by the Board of Directors of UpSnap, Inc., a Nevada corporation (“Company”), on November 2, 2006, subject to approval within 12 months by the Company’s shareholders. If the shareholders do not so approve the Plan, it will be cancelled and any options granted prior to such date will terminate.

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 2, 2006 the Board of Directors of UpSnap, Inc. approved a 2006 Omnibus Stock and Incentive Plan. The Plan will make four million (4,000,000) shares, either unissued or reacquired by the Company, available for awards of either options, stock appreciation rights, restricted stocks, other stock grants, or any combination thereof. Eligible recipients include employees, officers, consultants, advisors and directors.

On the same date, the Company also adopted a form of Stock Option Agreement (“Agreement”) to be used to make available to eligible recipients stock options not intended to be treated as incentive stock options (pursuant to Section 422 of the Internal Revenue Code of 1986) in the Company’s par value $.001 common stock, should the Committee designated by the Company Board to administer the Plan decide to do so. These options would vest over a period of four years, on an annual basis.

On the same date as well, the Committee awarded options to purchase 200,000 shares at $1.13 (the average of the closing bid and asset price on the OTCBB on the grant date) to each of the outside directors of the Company, Mark McDowell and Richard A. von Gnechten.

The 2006 Omnibus Stock and Incentive Plan is attached hereto as Exhibit 10.1. The form of Stock Option Agreement is attached hereto as Exhibit 10.2.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

10.1	2006 Omnibus Stock and Incentive Plan.

10.2	Form of Stock Option Agreement for options not intended to be incentive stock options (pursuant to Section 422 of the Internal Revenue Code of 1986)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.
By:	/s/ Tony Philipp
Tony Philipp Chairman and Chief Executive Officer

November 3, 2006

EXHIBIT INDEX

10.1	2006 Omnibus Stock and Incentive Plan.

10.2	Form of Stock Option Agreement for options not intended to be incentive stock options (pursuant to Section 422 of the Internal Revenue Code of 1986)